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                                                              Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Capital One Financial Corporation for the registration of 7,500,000 shares of common stock for the Dividend Reinvestment and Stock Purchase Plan and to the incorporation by reference therein of our report dated January 15, 2002, except for Note E as to which the date is February 6, 2002, with respect to the consolidated financial statements of Capital One Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                        /s/ ERNST & YOUNG LLP

McLean, Virginia
July 25, 2002